Exhibit 99.1
Contact: Keishi High
Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com
FOR IMMEDIATE RELEASE
WES TURNER APPOINTED TO OMNIAMERICAN BANCORP, INC. AND OMNIAMERICAN BANK BOARD OF DIRECTORS
Fort Worth, Texas — January 26, 2011 — OmniAmerican Bancorp, Inc., the parent of OmniAmerican Bank, announced today the appointment of Wes Turner to the Board of Directors of both OmniAmerican Bancorp, Inc. and OmniAmerican Bank. The appointment, which is effective immediately, was approved during the Board’s meeting on January 25, 2011.
     Turner is known throughout the Fort Worth business community as former president and publisher of the Fort Worth Star-Telegram, where he served in this role from 1997 — 2007, and as vice president of advertising from 1975 — 1987. Turner started his prestigious newspaper career with the Fort Worth Press in 1973 and also held executive leadership positions with the Penny Saver in California and the Kansas City Star. Since departing the Star-Telegram, he has consulted with Advance Newspapers.
     “Wes Turner is one of the most knowledgeable and highly respected businessmen in Fort Worth, and we are honored he has accepted a seat on our board,” said Tim Carter, president and CEO of OmniAmerican Bancorp, Inc. and OmniAmerican Bank. “His experience and knowledge of the Fort Worth business community will assist OmniAmerican Bank as we grow our business. We greatly look forward to his contributions.”
     In addition to his consulting work, Turner continues to support community organizations. Currently, he is chairman of strategic planning for Texas Health Resources and vice chairman of the Cliburn Foundation. He is also on the executive committees of Performing Arts Fort Worth and the Fort Worth Executive Round Table, and is an active member of the Boy Scouts of America Longhorn Council Foundation. Turner recently served as chairman of the Fort Worth Chamber of Commerce, the Cook Children’s Charity Classic Golf Tournament and the United Way of Metropolitan Tarrant County 2007 campaign.
     Turner’s accomplishments have garnered him numerous recognitions, including the TCU Bob Schieffer School of Journalism Ethics Award, the John S. Knight Gold Medal by Knight Ridder

(now part of The McClatchy Company), the Distinguished Citizen Award by the Boy Scouts of America Longhorn Council and the Pat Taggart Award by the Texas Daily Newspaper Association. He received his bachelor’s degree in education from the University of Texas at Austin.
     During their meeting, the company’s Board of Directors authorized the company to purchase, from time to time, up to an aggregate of 595,125 shares of its common stock in either open-market or private transactions. This represents five percent of the Company’s outstanding shares. The timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date. A portion of the shares repurchased may in the future be used to fund stock-based benefit plans.
About OmniAmerican Bancorp, Inc. and OmniAmerican Bank OmniAmerican Bancorp, Inc. is traded under the NASDAQ Global Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.1 billion in assets at September 30, 2010, and is proud to provide the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com.
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